UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2012

TROPICANA ENTERTAINMENT INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53831	27-0540158
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, 4th Floor, Las Vegas, Nevada 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (702) 589-3900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On March 16, 2012, Tropicana Entertainment Inc. (the “Company”) entered into (i) a senior secured first lien term loan facility in an aggregate principal amount of $175 million (the “New Term Loan Facility”) pursuant to that certain Credit Agreement, by and among the Company, the lenders party thereto from time to time, UBS AG, Stamford Branch, as administrative agent and collateral agent, and UBS Securities LLC, as Sole Bookrunner and Sole Lead Arranger (the “Credit Agreement”) and (ii) a cash collateralized letter of credit facility in a maximum aggregate amount of $15 million (the “Letter of Credit Facility” and, together with the New Term Loan Facility, the “Credit Facilities”) pursuant to that certain Reimbursement Agreement, by and between the Company and UBS AG, Stamford Branch, as issuing bank (the “Reimbursement Agreement”).

At the election of the Company and subject to certain conditions, the amount available under the New Term Loan Facility may be increased by up to $75 million, which increased amount may be comprised of additional term loans and up to $20 million of revolving loans.

The New Term Loan Facility accrues interest at a per annum rate equal to either, at the Company's option (with limited restrictions), the LIBOR rate (subject to a 1.5% floor) plus an applicable margin equal to 6.0% per annum, or the corporate base rate (subject to a 2.5% floor) plus an applicable margin equal to 5.0% per annum. The interest rate increases by 2.0% following certain defaults. The Company must also pay an administrative agent fee of $125,000 per annum. The term loans under the New Term Loan Facility were issued with 2% of original issue discount.

The New Term Loan Facility is guaranteed by all of the Company's domestic subsidiaries, and additional subsidiaries may be required to provide guarantees, subject to limited exceptions. It is secured by a first lien on substantially all assets of the Company and the domestic subsidiaries that are guarantors, with certain limited exceptions for shares in foreign subsidiaries. Subsidiaries that become guarantors will be required, with certain limited exceptions, to provide first liens and security interests in substantially all their assets to secure the New Term Loan Facility.

The New Term Loan Facility may be prepaid at the option of the Company any time without penalty (other than customary LIBOR breakage fees), except that a 1% premium will apply in certain circumstances if prepaid prior to March 16, 2013. The Company is required to make mandatory payments of the New Term Loan Facility with (i) net cash proceeds of certain asset sales (subject to reinvestment rights), (ii) net cash proceeds from certain issuances of debt and equity (with certain exceptions), (iii) up to 50% of annual excess cash flow (as low as 0% if the Company's first lien leverage ratio test is below 1.50:1.00), and (iv) certain casualty proceeds and condemnation awards (subject to reinvestment rights). Commencing on June 30, 2012, the New Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with any remaining balance payable on the final maturity date of the New Term Loan Facility, which is March 16, 2018.

Key covenants binding the Company and its subsidiaries include (i) limitations on indebtedness, liens, investments, acquisitions, asset sales, dividends and other restricted payments, and affiliate and extraordinary transactions, (ii) compliance with a first lien net leverage ratio, measured quarterly on a trailing twelve-month basis (commencing at 3.50:1.00 for the fiscal quarter ending June 30, 2012, and reducing over time to 2.50:1.00 beginning as of the fiscal quarter ending March 31, 2016), and (iii) compliance with a total net leverage ratio, measured quarterly on a training twelve-month basis, of 5.00:1.00. Key defaults include (i) failure to repay principal, interest, fees and other amounts owing under the facility, (ii) cross default to certain other indebtedness, (iii) the rendering of certain judgments against the Company or its subsidiaries, (iv) failure of security documents to create valid liens on property securing the Term Loan Facility and to perfect such liens, (v) revocation of casino, gambling, or gaming licenses, (vi) the Company's or its material subsidiaries' bankruptcy or insolvency; and (vii) the occurrence of a Change of Control (as defined in the New Term Loan Facility). Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies.

The Letter of Credit Facility provides for the issuance of letters of credit with an aggregate stated amount of up to $15 million, through a termination date of March 16, 2017. The letters of credit issued under the Letter of Credit Facility shall be secured by cash collateral in an amount no less than 103% of the face amounts of such letters of credit.

A portion of the net proceeds from the Credit Facilities was used to repay in full the amounts outstanding under the Company's credit facility that consisted of a $130 million senior secured term loan credit facility and a $20 million senior secured revolving credit facility (the “Exit Loan Facility”), which Exit Loan Facility was terminated effective as of March 16, 2012. The total amount repaid comprised approximately $107.7 million in repaid principal, accrued and unpaid interest thereon and the applicable Prepayment Premium (as such term is defined in the Exit Loan Facility) and other transaction fees. An entity affiliated with Carl C. Icahn, the chairman of the Company's board of directors and, through Icahn Enterprises L.P., its principal beneficial stockholder, was a lender under the Exit Loan Facility and held more than 50% of the loans extended under the Exit Loan Facility. The Credit Facilities were unanimously approved by a special committee comprised of independent directors of the Company's Board of Directors.

The foregoing description is qualified in its entirety by reference to the text of the Credit Agreement and the Reimbursement Agreement, copies of which have been filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 1.02     Termination of a Material Definitive Agreement

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1
Credit Agreement by and among Tropicana Entertainment Inc., the lenders party thereto from time to time, UBS AG, Stamford Branch, as administrative agent and collateral agent, and UBS Securities LLC, as Sole Bookrunner and Sole Lead Arranger

10.2	Reimbursement Agreement, by and between Tropicana Entertainment Inc. and UBS AG, Stamford Branch, as issuing bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TROPICANA ENTERTAINMENT INC.

Date: March 16, 2012

	By:	/s/ Lance J. Millage
	Name:	Lance J. Millage
	Title:	Executive Vice President, Chief Financial Officer and Treasurer